Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-249094) pertaining to the 2013 Equity Incentive Plan, 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of PMV Pharmaceuticals, Inc. of our report dated March 3, 2021, with respect to the financial statements of PMV Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 3, 2021